Exhibit 5.1

November 22, 2017

To:
Check-Cap Ltd.
Check-Cap Building
29 Abba Hushi Avenue
P.O. Box 1271
Isfiya, 3009000, Israel

Re: Check-Cap Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Check-Cap Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the issuance and sale by the Company of 2,272,640 ordinary shares, par value NIS 0.20 per share, of the Company (“Ordinary Shares” and the “Shares”) in a registered direct offering and a concurrent private placement of warrants to purchase up to 1,704,480 Ordinary Shares, pursuant to the terms of Securities Purchase Agreements dated as of November 20, 2017, by and between the Company and the investors parties thereto (the “Purchase Agreements”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement on Form F-3, No. 333- 211065 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”), as amended to date, and the Prospectus Supplement filed by the Company pursuant to Rule 424(b)(5) under the Act on November 21, 2017 (the “Prospectus Supplement”); (ii) a copy of the articles of association of the Company, as amended and currently in effect (the “Articles”); (iii) resolutions of committees of the Board of Directors of the Company and of the board of directors of the Company (the “Board”) that relate to the Registration Statement, the Prospectus Supplement and the actions to be taken under the Purchase Agreements; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.  We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies and the authenticity of the originals of such latter documents.  We have assumed the same to have been properly given and to be accurate.  We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of committees of the Board, the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action by the Company and when issued, delivered and paid for in accordance with the terms of the Purchase Agreements, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be furnished by the Company in connection with the closing of the transactions under the Purchase Agreements and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Fischer Behar Chen Well Orion & Co.